Go-Page Corporation

Pro forma financial information

As at March 31, 2015

Go-Page Corporation formerly known as Empirical Ventures, Inc.
Unaudited Pro Forma Balance Sheet
As at March 31, 2015

		Reverse Split	Acquisition Adjustments		Pro-Forma
ASSETS
Current assets
Cash	$513	$				$-
Total Current Assets	513					-

License Agreements	-		24,000	(a)		24,000
TOTAL ASSETS	$513	$	$24,000			$24,000

LIABILITIES AND STOCKHOLDERS' EQUITY DEFICIT
Current liabilities
Accounts payable and accrued liabilities	$180,594	$			$
Total current liabilities	180,594

Stockholders' Equity (Deficit)
Common stock, $0.001 par value, authorized 200,000,000 shares, shares32,348,236 issued and outstanding pre-acquisition, authorized 200,000,000 shares, 56,348,236 shares issued and outstanding post-acquisition	6,896
Additional paid-in capital	575,654
Deficit accumulated during the Development Stage	(920,631)
Total stockholders' equity (deficit)	(180,081)					24,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$-	$				$24,000

PRO FORMA ADJUSTMENT
(a)          Adjustment to License Agreements 24,000,000 Go-Page Corporation formerly known as common shares, at a consideration price of $24,000.

Go-Page Corporation
Unaudited Pro Forma Statement of Operations
For the Nine Month Period ended March 31, 2015

	Go-Page	Adjustments	Pro Forma
Revenue	$0	$0	$0

Expenses
General and administrative	208,285	-	208,285
Total expenses	208,285	-	208,285

Net loss for period	$(208,285)	$-	$(208,285)

Go-Page Corporation
Adjustments Pro Forma
Notes to Unaudited Pro Forma Balance Sheet

NOTE 1 – BASIS OF PRESENTATION

The unaudited pro forma consolidated balance sheet as of March 31, 2015(Go-Page Corporation was based on the unaudited balance sheet of Go-Page Corporation as of March 31, 2015 combined with pro forma adjustments to give effect to the License Agreement as if it occurred on the respective dates. These unaudited pro forma financial statements are provided for illustrative purposes and do not purport to represent what the Company’s financial position would have been if such transaction had occurred on the above mentioned date. These statements were prepared based on accounting principles generally accepted in the United States. The use of estimates is required and actual results could differ from the estimates used. The Company believes the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to theacquisition.

NOTE 2 – ACQUISITION OF LICENSE

On April 3, 2015, the Company entered into an exclusive license agreement with PsiTech Corporation for the use of Psitech's mobile marketing and local loyalty applications , in North America, South America and Europe.  In consideration of the license granted and other undertakings by Licensor hereunder, Licensee shall pay Licensor a License Fee in the amount of one hundred thousand dollars ($100,000) and 24,000,000 restricted common shares  (“License Fee”).  The License Fee shall be due and payable as follows: $50,000 on or before October 31, 2015;$50,000  on or before October 31, 2016. To date, we have not paid any of the cash obligations.